Exhibit 99.1

InspireMD Announces Notification of NYSE MKT Listing Deficiency

BOSTON, MA – January 21, 2015 — InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic protection systems (“EPS”), today announced the receipt of a notice indicating that InspireMD does not meet certain of the NYSE MKT LLC’s (the “NYSE MKT”) continued listing standards as set forth in Part 10 of the NYSE MKT Company Guide (“Company Guide”). The Exchange's notice has no immediate effect on the listing of the Company's common stock on the Exchange. The Company’s management is reviewing its options to address the deficiency and expects to submit a compliance plan on or before the deadline set by the Exchange.

On January 20, 2015, InspireMD received a letter from the NYSE MKT notifying InspireMD that it is not in compliance with Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii) of the Company Guide because it reported stockholders’ equity of less than $2 million, $4 million, and $6 million respectively, as of September 30, 2014 and had net losses in its five most recent fiscal years ended June 30, 2013. In addition, the NYSE MKT indicated that InspireMD is not in compliance with Section 1003(a)(iv) of the Company Guide because it has sustained losses that are substantial in relation to its overall operations or its existing financial resources, or its financial condition has become impaired such that it appears questionable, in the opinion of the NYSE MKT, as to whether InspireMD will be able to continue operations and/or meet its obligations as they mature. As a result, InspireMD has become subject to the procedures and requirements of Section 1009 of the Company Guide.

In order to maintain its listing on the Exchange, InspireMD must submit a plan of compliance to the NYSE MKT by February 19, 2015 addressing how it intends to regain compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide by July 20, 2016 and Section 1003(a)(iv) of the Company Guide by June 1, 2015.

InspireMD’s management believes that the recent shift in the strategic focus of the Company outlined in November 2014, as well as subsequent reductions in spending on headcount and clinical programs has improved the Company’s near term financial outlook. Targeting both CGuard™ in the carotid market and favorable bare metal stent (BMS) markets by geography, in combination with streamlined development and pre-clinical drug eluting stent (DES) spending, has had an immediate positive financial impact to the Company. Additionally, the full board of directors has converted 2015 cash compensation to equity- based compensation. The net financial impact of improving revenues and recent organizational and spending reductions is anticipated to reduce the cash consumption rate of the company by 50% during 2015.

The Company is pursuing a number of financing transactions to address the Company's financial requirements. Such financing activities may include equity financings, asset sales, strategic partnerships, or other arrangements, in order to execute its operating plans. The Company intends to submit a Plan in the prescribed form to the Exchange prior to the due date that management anticipates will address the concerns of the Exchange and regain compliance with the Exchange's continued listing standards.

If InspireMD does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted but InspireMD is not in compliance with the continued listing standards by June 1, 2015 for Section 1003(a)(iv) of the Company Guide and July 20, 2016 for Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide, or if InspireMD does not make progress consistent with the plan during the applicable plan period, the NYSE MKT will initiate delisting proceedings.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM) and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Transition Report on Form 10-KT and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

Phone: 212-896-1215 / 212-896-1250

Email: tfromer@kcsa.com / grussell@kcsa.com

Media Contact:

Samantha Wolf

Phone: KCSA Strategic Communications

Email: 212-896-1220

swolf@kcsa.com